                                                                     EXHIBIT 2.5

                        FORBEARANCE AND LOCK-UP AGREEMENT

      This FORBEARANCE AND LOCK-UP AGREEMENT (this "Agreement") is made and entered into as of October 30, 2002 by and among Highlands Insurance Group, Inc., a Delaware corporation ("HIGI") and certain of its domestic holding company and non-insurance company affiliates (the "Debtor Affiliates," together with HIGI, the "Company") and each of the banks signatory hereto (each, a "Consenting Bank," and collectively, the "Consenting Banks").

                                    RECITALS

      WHEREAS, HIGI has $47,504,390.00 million in principal amount plus accrued interest thereon outstanding under that certain Credit Agreement, dated as of April 30, 1997 and amended from time to time (the "Credit Agreement" and such debt, the "Bank Debt"), among HIGI, the lenders signatory thereto (including the Consenting Banks) (the "Banks") and The Chase Manhattan Bank, as administrative agent (the "Administrative Agent");

      WHEREAS, the Company and the Consenting Banks now desire to implement a consensual liquidation of the Company (the "Liquidation"), substantially on the terms set forth in the Term Sheet attached as Exhibit A hereto (the "Term Sheet");

      WHEREAS, in order to implement the Liquidation, the Company intends, subject to the terms and conditions of this Agreement, to (a) prepare and file
(i) a disclosure statement (the "Disclosure Statement") and (ii) a pre-negotiated joint plan of liquidation implementing the terms of the Liquidation (the "Plan") in cases (the "Chapter 11 Cases") filed under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"), (b) solicit the requisite acceptances of such Plan and (c) use its reasonable best efforts to have such Disclosure Statement approved and such Plan confirmed by the Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"), in each case, as expeditiously as possible under the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure;

      WHEREAS, in order to facilitate the implementation of the Liquidation, each of the Consenting Banks is prepared to commit, as set forth in more detail herein, during the period commencing on the date hereof and ending on the date that a Termination Event (as defined herein) first occurs, and no longer, (a) to forbear from exercising remedies in respect of the Bank Debt and (b) not to sell, transfer or assign any interest in the Bank Debt (including, without limitation, any grant of a participation right in the Bank Debt), except as permitted herein; and

      WHEREAS, each of the Consenting Banks is prepared to commit, on the terms and subject to the conditions of this Agreement, to accept the Plan, to support the confirmation of such Plan and to perform its obligations hereunder.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Consenting Banks hereby agree as follows:

      1. Defaults Under Credit Agreement. By executing this Agreement, the Company hereby acknowledges that it is in default under the Credit Agreement. Notwithstanding anything herein or in any document or instrument executed and delivered in connection herewith to the contrary, the execution of the Agreement by the Consenting Banks shall not be deemed to constitute a waiver by such Consenting Banks of any of the defaults of the Company under the Credit Agreement.

      2. Forbearance. During the period commencing on the date hereof and ending on the date that a Termination Event first occurs, and no longer, each of the Consenting Banks hereby agrees to forebear (and agrees not to give any instructions to the Administrative Agent inconsistent with such forbearance) from the exercise of any rights or remedies it may have under the Credit Agreement or any related documents (collectively, the "Credit Documents"), applicable law or otherwise with respect to any default in existence or arising under the Credit Documents; provided, however, that during such period the Company shall have continued to comply with its obligations under the terms and conditions of this Agreement. In the event that this Agreement shall terminate, each of the Consenting Banks shall have, and shall be entitled to exercise, each of its rights or remedies under the Credit Documents, applicable law or otherwise, as if this Agreement had never been executed (and shall not be deemed to have waived any such rights or remedies by virtue of executing this Agreement).

      3. Restriction on Transfer. Each of the Consenting Banks hereby agrees that, during the period commencing on the date hereof and ending on the date that a Termination Event first occurs, and no longer, it shall not sell, transfer or assign any claims arising under or evidenced by the Credit Documents (the "Relevant Claims") or any option thereon or any right or interest therein (including, without limitation, any participation right in the Bank Debt), unless the transferee thereof agrees in writing to be bound by all the terms of this Agreement by executing a counterpart signature page of this Agreement and the transferor provides the Company with a copy thereof, in which event the Company shall be deemed to have acknowledged that its obligations to the Consenting Banks hereunder shall be deemed to constitute obligations in favor of such transferee, and the Company shall confirm that acknowledgment in writing.

      4. Support of Plan. Each of the Consenting Banks represents that, as of the date hereof, it is the beneficial owner of the aggregate principal amount of Bank Debt as set forth on its signature page below. Each of the Consenting Banks agrees, subject to the conditions (the "Conditions") that (x) Banks in number and holding an aggregate amount of Bank Debt sufficient to satisfy the requirements of Section 1126(c) of the Bankruptcy Code are party to this Agreement (the "Requisite Consent Condition"), (y) the terms of the Plan include and/or are consistent with the terms set forth in the Term Sheet and that the Plan is not otherwise different from the draft dated October 22, 2002 (a copy of which is attached as Exhibit B hereto) in a manner that is materially adverse to the Consenting Banks and (z) if this Agreement shall not have expired or terminated, it shall, when solicited after receipt of a Disclosure Statement previously approved by the Bankruptcy Court pursuant to Section 1125(b) of the Bankruptcy Code, (a) vote to accept the Plan and (b) not (i) object to confirmation of the Plan, (ii) vote for or otherwise directly or indirectly seek, solicit, support or encourage any other plan of reorganization or liquidation or proposal or offer for the dissolution, winding up, liquidation, merger, restructuring, or reorganization of the Company or any of its subsidiaries in the Chapter 11 Cases, (iii) object to the Disclosure Statement or the solicitation of consents to the Plan or (iv) take any other action that is inconsistent with, or that would delay confirmation of, the Plan. The Company will use its reasonable best efforts to obtain confirmation of the Plan in accordance with the Bankruptcy Code as expeditiously as possible, and the Consenting Banks will take all necessary and appropriate actions to support confirmation of the Plan.

      5. Further Acquisition of Bank Debt. This Agreement shall in no way be construed to preclude the Consenting Banks from acquiring additional Bank Debt. However, any such additional Bank Debt so acquired shall automatically be deemed to be Relevant Claims and to be subject to the terms of this Agreement.

      6. Additional Holders of Relevant Claims. Any Bank may become a party to this Agreement by duly executing a written acknowledgment of such Bank's agreement to be bound by the terms and provisions of this Agreement and to be deemed a "Consenting Bank" for all purposes hereof, and upon delivery of an executed copy of such acknowledgment to the Company, such Bank shall thereafter be deemed to be a Consenting Bank for all purposes hereof.

      7. Acknowledgment. This Agreement is not and shall not be deemed to be a solicitation for consents to the Plan.

      8. Representations and Warranties. The Company and each Consenting Bank represents and warrants to each other that the following statements are true, correct and complete as of the date hereof:

            (a) Corporate Power and Authority. It has all requisite power and authority (corporate or otherwise) to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.

            (b) Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or LLC action on its part.

            (c) No Conflicts. The execution, delivery and performance by it of this Agreement do not and shall not (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its certificate of incorporation or bylaws or other organizational documents or those of any of its subsidiaries or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party.

            (d) Governmental Consents. The execution, delivery and performance by it of this Agreement do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, except such filings as may be necessary and/or required in connection with the commencement of the Chapter 11 Case, the approval of the Disclosure Statement and confirmation of the Plan.

            (e) Binding Obligation. This Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except for insolvency and bankruptcy, limitations on creditors' rights, equitable doctrines and limitations on equitable remedies including specific enforcement, obligations of good faith and fair dealing, public policy, illegality, commercial impracticality, frustration of purpose, limitations on and requirements of proof of damages, general rules of contract, and any applicable law or rule which would deny, restrict or limit such enforcement.

      9. Releases. The Plan shall contain releases between the Banks and the Company upon terms and conditions agreed to by, and in form and substance reasonably satisfactory to, each of the Consenting Banks and the Company.

      10. Exculpation. The Plan shall contain a provision addressing exculpation and limitation of liability, substantially as follows:

      "None of the Company, any Bank, or any of their respective current or former officers, directors, subsidiaries, affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, advisors and agents, or any of their respective successors and assigns, and their respective property, shall have or incur any liability to any holder of a claim or an interest, or any other party in interest, or any of their respective officers, directors, subsidiaries, affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, advisors and agents, or any of their respective successors and assigns, and their respective property, for any act taken or omission made in connection with, relating to, or arising out of, the Liquidation, the Chapter 11 Cases, the negotiating, filing, prosecuting, administrating, formulating, implementing, confirming or consummating of the Plan or the property to be distributed under the Plan, including all prepetition activities in connection therewith, the Disclosure Statement (including any information provided or statement made in the Disclosure Statement or omitted therefrom), or any contract, instrument, release or other agreement or document created in connection with or related to the Plan or the administration of the Company or the Chapter 11 Cases, except for any act or omission arising out of such person's gross negligence or willful misconduct as determined by a court of competent jurisdiction, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan."

      11. Conditions. The respective obligations of the parties hereto to consummate each of the transactions contemplated by the Liquidation and/or the Plan are also subject to the satisfaction of each of the following conditions:

            (a) negotiation, preparation and execution of mutually satisfactory definitive transaction agreements and other documents, including, without limitation, the Plan and the Disclosure Statement, incorporating the terms and conditions of each of the transactions contemplated by the Liquidation set forth herein and in the Term Sheet and such other terms and conditions as the parties may mutually agree; and

            (b) all authorizations, consents and regulatory approvals required, if any, in connection with the consummation of the transactions contemplated by the Liquidation or in connection with implementation of the Plan shall have been obtained.

      12. Termination of Agreement. If any of the following events (any such event, a "Termination Event") occurs, then each of the Consenting Banks may terminate its obligations hereunder and, as to any such Consenting Banks, this Agreement (including, without limitation, all releases and waivers hereunder) shall terminate and become void and of no further effect:

            (i) the Company, without the consent of the Consenting Banks, either grants a lien on or sells or otherwise disposes of any of its property or assets with a fair market value, individually or in the aggregate, in excess of $100,000;

            (ii) a Plan that satisfies the Conditions has not been filed with the Bankruptcy Court on or prior to November 7, 2002 or has not been confirmed by the Bankruptcy Court on or prior to May 7, 2003, unless an extension of time has been agreed to by such Consenting Bank;

            (iii) the Effective Date of the Plan has not occurred on or prior to
                  June 7, 2003;

            (iv) the Company files, propounds or otherwise supports any plan of reorganization or liquidation that does not satisfy the Conditions and fails to cure such default within five (5) business days of receiving written notice thereof;

            (v) the Plan is modified or replaced such that it (or any such replacement) at any time does not satisfy the Conditions;

            (vi) the Company shall have disclaimed in writing its intention to pursue the Liquidation or shall have breached the Term Sheet and shall not have cured any such breach within five (5) business days of receiving written notice thereof;

            (vii) the conversion of any of the Chapter 11 Cases to cases under
                  Chapter 7 of the Bankruptcy Code; or

            (viii) the failure of the Company to perform in any material respect any of its obligations under this Agreement;

provided, however, that notwithstanding anything to contrary contained herein or in any document or instrument executed and delivered in connection herewith, if, at any time, the Requisite Consent Condition is not satisfied, then this Agreement shall automatically terminate and become void and of no further effect without the need for any action by any party hereto. None of the parties hereto shall have any liability to any other party in respect of any termination of this Agreement in accordance with the terms hereof.

      13. Good Faith Negotiations of Liquidation Documents. The Company and each Consenting Bank covenants and agrees to negotiate the definitive documents relating to the Liquidation, including, without limitation, the Plan and the Disclosure Statement, in good faith.

      14. Several and Not Joint. Notwithstanding anything herein or in any document or instrument executed and delivered in connection herewith to the contrary, the parties hereto agree that the representations, warranties, obligations and liabilities of each Consenting Bank hereunder shall be several and not joint, and no Consenting Bank shall have any liability hereunder for any breach by any other Consenting Bank of any obligation of such set forth herein.

      15. Disclosure. Unless required by applicable law or regulation or a ruling by a court of competent jurisdiction, the Company shall not disclose the identity of any Consenting Bank or any Consenting Bank's holdings of Relevant Claims without the prior written consent of such Consenting Bank, and if such announcement or disclosure is so required by law or regulation or court ruling, the Company shall afford such Consenting Bank a reasonable opportunity to review and comment upon any such announcement or disclosure prior to such announcement or disclosure. The foregoing shall not prohibit the Company from disclosing the approximate aggregate holdings of Relevant Claims by the Consenting Banks as a group or the existence and terms of this Agreement and that the Consenting Banks have expressed support for the Plan.

      16. Creditors Committee. Notwithstanding anything herein or in any document or instrument executed and delivered in connection herewith to the contrary, the Consenting Banks agree not to seek formation of an official committee of creditors in the Chapter 11 Cases (a "Committee"); provided, however, that, in the event that a Committee is formed, nothing in this Agreement or in any document or instrument executed and delivered in connection herewith shall preclude a Consenting Bank from seeking to serve on such Committee and, in the event that any Consenting Bank is appointed to and serves on a Committee, the terms of this Agreement shall not be construed so as to limit such Consenting Bank's exercise (in its sole and absolute discretion) of its fiduciary duties to any person arising from its service on such Committee, and any such exercise (in the sole and absolute discretion of the Consenting
Bank) of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement (but the fact of such service on such Committee shall not otherwise affect the continuing validity or enforceability of this Agreement).

      17. Amendments. This Agreement may not be modified, amended or supplemented except in writing signed by the Company and each Consenting Bank.

      18. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing (including by facsimile with written confirmation thereof) and unless otherwise expressly provided herein, shall be delivered during normal business hours by hand, nationally recognized overnight commercial delivery service or facsimile, confirmation of receipt received, addressed as follows, or to such other address as may be hereafter notified by the respective parties hereto:

      If to the Consenting Banks, to the address and attention of such parties set forth on Exhibit C hereto,

      With copies, which shall not constitute notice, to:

                  JPMorgan Chase Bank,
                  as Administrative Agent
                  270 Park Avenue, 20th Floor
                  New York, New York 10017

                  Attention: Thomas M. Dinneen
                  Facsimile: (212) 270-0433

                           - and -

                  White & Case LLP
                  1155 Avenue of the Americas
                  New York, New York 10036
                  Attention: Andrew DeNatale, Esq.
                  Facsimile: (212) 354-8113

      If to the Company to:

                  Highlands Insurance Group, Inc.
                  1000 Lenox Drive
                  Lawrenceville, New Jersey 08648-0426
                  Attention: Stephen L. Kibblehouse
                  Facsimile: (609) 219-1774

      With a copy, which will not constitute notice, to:

                  Duane Morris LLP
                  One Liberty Place, Suite 4200
                  Philadelphia, Pennsylvania 19103-7396
                  Attention: Stephen J. Greenberg, Esq.
                  Facsimile: (215) 979-1020

      19. Governing Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provision which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, the parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the U.S. District Court for the Southern District of New York. By execution and delivery of this Agreement, each of the parties hereto hereby irrevocably accepts and submits itself to the nonexclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, upon the commencement of the Chapter 11 Cases, each of the parties hereto hereby agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY ACTION, DISPUTE, OR PROCEEDING RELATING TO THIS AGREEMENT.

      20. Specific Performance. It is understood and agreed by each of the parties hereto that money damages would not be a sufficient remedy for any breach of this Agreement by any party, and each non-breaching party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach.

      21. Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

      22. Successors and Assigns; No Third-Party Beneficiaries. This Agreement is intended to bind and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and representatives and, unless expressly stated herein, is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and assigns and no other person or entity shall be a third-party beneficiary hereof.

      23. Entire Agreement. This Agreement and the Term Sheet constitute the entire agreement among the parties hereto and supersede all prior negotiations, understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof.

      24. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.

      25. Consideration. It is hereby acknowledged by the parties hereto that no consideration shall be due or paid to the Consenting Banks for their agreement to support the Plan in accordance with the terms and conditions of this Agreement other than the Company's agreement to use its reasonable best efforts to obtain approval of the Disclosure Statement and to take all steps necessary and desirable to confirm the Plan in accordance with the terms and conditions of this Agreement.

            IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

                                     HIGHLANDS INSURANCE GROUP, INC.


                                     By: /s/ Stephen L. Kibblehouse
                                         --------------------------
                                         Name: Stephen L. Kibblehouse
                                         Title: Chief Executive Officer

                                     HIGHLANDS HOLDING COMPANY, INC.


                                     By: /s/ Stephen L. Kibblehouse
                                         --------------------------
                                         Name: Stephen L. Kibblehouse
                                         Title: Chief Executive Officer


                                     HIGHLANDS CLAIMS AND SAFETY SERVICES, INC.


                                     By: /s/ Stephen L. Kibblehouse
                                         --------------------------
                                         Name: Stephen L. Kibblehouse
                                         Title: Chief Executive Officer


                                     HIGHLANDS SERVICES CORPORATION


                                     By: /s/ Stephen L. Kibblehouse
                                         --------------------------
                                         Name: Stephen L. Kibblehouse
                                         Title: Chief Executive Officer


                                     AMERICAN RELIANCE, INC.


                                     By: /s/ Stephen L. Kibblehouse
                                         --------------------------
                                         Name: Stephen L. Kibblehouse
                                         Title: Chief Executive Officer


                                     NORTHWESTERN NATIONAL HOLDING COMPANY, INC.


                                     By: /s/ Stephen L. Kibblehouse
                                         --------------------------
                                         Name: Stephen L. Kibblehouse
                                         Title: Chief Executive Officer

                                          JPMORGAN CHASE BANK


                                     By: /s/ Thomas M. Dinneen
                                         ---------------------
                                         Name: Thomas M. Dinner
                                         Title: Managing Director

                                     BANK OF AMERICA


                                     By: /s/ Pete Joost
                                         --------------
                                         Name: Pete Joost
                                         Title: Managing Director

                                     FLEET BOSTON FINANCIAL


                                     By: /s/ Ronald J. Punska
                                         --------------------
                                         Name: Ronald J. Punska
                                         Title: Vice President

                                     BANK OF MONTREAL


                                     By: /s/ Geoffrey R. McConnell
                                         -------------------------
                                         Name:
                                         Title:

                                     BANK ONE, NA


                                     By: /s/ C. Dianne Wooley
                                         --------------------
                                         Name: C. Dianne Wooley
                                         Title: First Vice President

                           DRESDNER BANK, NEW YORK AND
                             CAYMAN ISLAND BRANCHES


                                     By: /s/ Thomas R. Brady
                                         -------------------
                                         Name: Thomas R. Brady
                                         Title: Director


                                     By: /s/ Matthew Sawyer
                                         ------------------
                                         Name: Matthew Sawyer
                                         Title: Associate